EXHIBIT 10.24

                                SERVICE AGREEMENT
                                -----------------

This Agreement, made and entered into this 20th day of September 2000, between the British Columbia Cancer Agency, Division of Medical Oncology, Investigational Drug Section's ProPharma Pharmaceutical Clean Room (hereafter ProPharma), and Celsion Corp., having its principal place of business at 10220-Suite 1, Old Columbus Road, Columbia, MD (hereafter Celsion) witnessed that:

WHEREAS, each party desires to enter into this Agreement for the benefits reasonably expected to be gained therefrom;

1. ProPharma will provide the service as described in the statement of work budget which is attached to this agreement as APPENDIX A, under the direction of the Division of Medical Oncology BCCA.

2. CELSION agrees to pay ProPharma for the performance of the work set forth in APPENDIX A provided that such costs will be in accord with the budget attached in APPENDIX A and provided that CELSION will not be obligated to pay ProPharma any sums in excess of $ # (US$), not including specified raw material costs and stability monitoring costs nor will ProPharma be obligated to incur costs in excess of the said sum without the written consent of both parties. It is agreed that the amount shown in the respective budget categories are estimates and that changes from item to item will be acceptable. CELSION will make an initial payment of $ # ($ # for GMP implementation, $ # for1/2of batch production costs and $ # for assay qualification) upon receipt of a fully executed copy of the agreement and CELSION will make a final payment of $ # plus additional raw material and other incidental direct costs for items such as shipping, requested testing, etc. (e.g. lipids) upon ProPharma competing the manufacturing production. CELSION agrees to make the final payment within thirty days of receipt of the final invoice providing that ProPharma has delivered the product manufactured according to GMP and all test records including, but not limited to, the following:

2.1. Batch Production Records (BPR) with all the data, printouts, etc. specified by the BPR.
2.2.   All test data.
2.3.   Raw material receiving and disposition records.
2.4.   Sterilization records for equipment and supplies, stoppers, seals, vials.
2.5. Cleaning records for equipment, materials, supplies, stoppers, vials, seals and clean rooms.
2.6.   Label manufacturing, testing, and release records.

     ProPharma reserves the right to discontinue the work if CELSION fails to make payments tendered within the time herein specified.


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3.       If the number of final product vials  delivered to CELSION by ProPharma falls below # % of theoretical batch yield (taking into account processing and dead volume losses) and the low yield is determined to be due to the performance of ProPharma personnel, the final payment will be adjusted by dividing the number of vials delivered by the number of vials representing # % theoretical yield and multiplying this factor times $ # or $ # for liposomes and alkalinizer, respectively.


4. CELSION will provide materials as described in Appendix B. ProPharma agrees not to use nor permit the use of these materials for its own purposes or for any other party through ProPharma. ProPharma will take all reasonable steps to ensure reasonable confidentiality of the documentation produced and proper handling and containment of the materials supplied in accordance with good manufacturing practice
         (GMP). Any materials or equipment purchased by CELSION that is in the possession of ProPharma will be returned to CELSION upon termination of the agreement.

5. Potential CELSION participation in Batch Production Services. Representatives of CELSION may attend at the ProPharam clean room facility under the supervision of a qualified clean room technician, GMP facility manager or clean room director to observe or perform processes involved in batch production activities. any such individuals will only be admitted to the clean room facility after having completed such training and having performed such other formalities as may be required by ProPharma pursuant to their Standard Operating Procedures. any such individuals shall at all times be subject to the direction and control of ProPharma regarding clean room occupation operations while in attendance at the clean room facility. Any CELSION equipment brought into the clean room facility must be pre-approved by ProPharma and shall at all times remain the property and responsibility of CELSION.

6. Indemnity by CELSION. CELSION shall indemnify and save harmless ProPharma and the BC Cancer Agency and its directors, officers, employees, agents and invitees (collectively the "Indemnities") from and against any and all losses, costs, liabilities, expenses, claims, damages, actions, causes of action and obligations that the Indemnities or any of them may sustain, suffer, incur or be put to at any time either before or after the expiration or termination of this agreement, which arise out of, relate to or are caused directly or indirectly by:

a. the very presence of CELSION raw materials or final batched product at the clean room facility and related laboratories (aside from the services performed hereunder on such product);
b. the presence and activity of any CELSION representatives at the clean room facility;
c. the presence or operation of any CELSION equipment at the clean room facility; and
d. the transportation, distribution or use of any final batched product after it has been accepted by and becomes under the control of CELSION.

except that CELSION shall not have any obligations hereunder arising out of the negligence, misconduct or reckless acts or omissions of ProPharma or its agents, employees or contractors.

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7.       Limited  Warranties.  CELSION raw  materials  and final  batch  product remain at all time the property of CELSION and ProPharma makes no representations or warranties whatsoever either expressed or implied, oral or written, in fact or by operation of law, concerning the CELSION raw materials, the final batched product or its fitness for use (either before or after the performance of the services). ProPharma convenants to perform the services specified in Schedule A and to report on the results of those services (together with such quality testing results specified in Schedule B). ProPharma shall have no responsibility for determining whether the services contracted for will or will not achieve any intended compliance, result or purpose on the part of CELSION except for those responsibilities specified in Appendix A. Under no circumstances will ProPharma be responsible to CELSION with respect to any indirect, economic or consequential loss or damage. The performance of the services hereunder shall not be interpreted in any manner as any approval of any product or protocal design.

8. Batching and test results from work performed under this Agreement shall be delivered by ProPharma to CELSION upon completion of the batch production. The documentation will become the property of CELSION: however, ProPharma shall have the right to retain and use copies of said documentation as required for GMP compliance.

9. This agreement constitutes the entire understanding between the parties. No other terms and conditions, be they consistent, inconsistent, or additional to those contained herein, shall be binding upon ProPharma, unless and until such terms and conditions have been specifically accepted in writing by ProPharma.

10. Arbitration. IN the event of any controversy or claim arising out of or relating to any provision of this Agreement, or the breach thereof, CELSION and ProPharma shall attempt to settle such conflicts amicably between themselves. Any conflict that the parties are unable to resolve shall be submitted to arbitration pursuant to the Commercial Arbitration Act (British Columbia). Submission to arbitration shall be to a single independent arbitrator appointed by agreement of CELSION and ProPharma within ten days after written notice by either one of them to the other requesting the appointment of an arbitrator, failing which, the arbitrator may be appointed in the manner provided under section 17 of the Commercial Arbitration Act (British Columbia). The arbitrator agreed to or appointed shall have the appropriate technical expertise to consider and make a determination in respect of the issues submitted to arbitration. the arbitration shall take place in the city of Vancouver, British Columbia. Each party will bear its own costs of the arbitration. The costs of the arbitrator and related costs of the arbitration shall be apportioned equally between CELSION and ProPharma and determined by the arbitrator. The decisions of the arbitrator shall be final and binding upon the parties.

11. Notice is sufficiently given if it is mailed, postage paid and registered, addressed:

a.                in the case of ProPharma, to
                  Dr. Lawrence D. Mayer
                  Director, ProPharma Pharmaceutical Clean Room
                  British Columbia Cancer Agency
                  600 West 10th Avenue

                  Vancouver,  BC V5Z 4E6 Tel (604) 877-6000 local 3153 FAX (604)
                  877-6011

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b.                and, in the case of CELSION, to
                  Dr. Augustine Cheung
                  Celsion Corp.
                  10220-Suite 1
                  Old Columbia Road
                  Columbia, MD  21046-1705
                  Tel:  410-290-5390
                  Fax:  410-290-5394

12. This Agreement shall be governed and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by those duly authorized officers this day and year first above written.

Dr. Lawrence Mayer                                   Dr. Augustine Cheung
BCCA-ProPharma Pharmaceutical                        Chairman, Celsion Corp.
Clean Room


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                                   APPENDIX A

ProPharma Pharmaceutical Clean Room Batch Production Activities/Cost Analysis

         Production of Lyso-Thermosensitive Liposomes and Alkalinizer

1. Assist with preparation of Master Production and Control Records: ProPharma personnel will assist PhotoVision in the preparation of master production records required for GMP compliance. These documents may include (but not be limited to) Quantitative Formula, Raw Materials, Supplies and Final Product Specifications and Master Batch Records.

2. Preparation of batch records: Batch production records will be drafted according to standard format utilized by ProPharma. the batch records will contain information on the quantitative formula; raw materials, supplies and equipment used for production; batching process and in process tests; batch reconciliation. Batch records will be reviewed by the Quality Assurance Officer of the BC Cancer Agency Investigational Drug Program.

3. Qualify vial, stopper and crimp supplies: Non-destructive measurements of vials, stoppers and crimp seals to be used for batch production will be made on 10% of all supply lots delivered to ProPharma and checked for compliance with supplier specifications.

4. Maintain materials and supply inventory: All materials and supplies used for the batch production will be handled through the Inventory Control system of the Investigational Drug Program at the BC Cancer Agency in compliance with GMP regulations regarding quarantine, release, use, storage conditions and associated documentation.

5. Maintenance of clean room: ProPharma personnel will ensure that all cleaning, preparation and monitoring of the pharmaceutical clean room is performed in accordance with GMP guidelines and that the clean room facility is operating within design specifications.

6. Preparation for batch production: ProPharma personnel will perform cleaning, sterilization and depyrogenation for all equipment and supplies used in the batch production. These activities will be documented and the documents will be attached to the batch records.

7. Batch production: For GMP batches of Lyso-thermosensitive liposomes and Sodium Carbonate alkalinizer, ProPharma will provide all conventional batching equipment and will ensure that the batch is produced under conditions complaint with GMP regulations for the preparation of sterile parenteral products. All necessary documents will also be maintained for GMP compliance.

8. Visual inspection and vial pulls: Vials will be 100% visually inspected by ProPharma personnel in compliance with GMP regulations and will be verified by the QA officer of the BC Cancer Agency Investigational Drug Program. The vials required for specification testing stability testing and QA retain will be taken at this time.
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9.   Labeling of vials:  Labels for the vials will be  provided  by PhotoVision.
Labels will be 100% inspected and placed onto vials.

10. Qualification of specification assays: Assays to be utilized to test the final products for compliance with specifications will be adapted and qualified for suitability with the products to be manufactured. Basic validation of specific assays such as lipid concentration and percent doxorubicin entrapment will be performed as necessary. Bacteriostasis and fungistasis validation of USP sterility tests will be performed at an external contract microbiology lab.

11. QC testing for release specifications: Liposome and alkalinizer batches will be tested for compliance with specifications such as lipid content, pH, liposome size, osmolality, and appearance. In addition, percent entrapment will be evaluated for the individual components constituted with doxorubicin according to standard procedures. Analysis report summaries will be provided to Celsion with notation of results in relationship to specifications.

12. Stability monitoring of GMP batches: Liposome and alkalinizer batches will be tested for compliance with specifications during extended storage at 4(degree)C. Timepoints will be according to GMP recommendations for establishing shelf life, namely 3, 6, 9, 12, 18 and 24 months. Analysis report summaries will be provided to Celsion with notation of results in relationship to specifications.

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ACTIVITY/COST  ANALYSIS FOR GMP FINAL DRUG PRODUCT PRODUCTION OF THERMOSENSITIVE
LIPOSOMES AND ALKALINZATION AGENT

         ACTIVITY                                                    COST (US$)
--------------------------------------------------------------------------------
                  GMP IMPLEMENTATION PHASE

1.  Master Production and Control Records (Incl. QC specs.)            $   #
2.  Batch Record preparation (Master and Production)                   $   #
3.  Raw Material and Packaging Sourcing and spec. development          $   #
4.  Raw Material Qualification                                         $   #
5.  Packaging Qualification                                            $   #
         Sub-Total for GMP Implementation                              $   #


                  GMP LIPOSOME BATCH PRODUCTION PHASE

1.  Materials and supplies (not incl. lipids):                          $   #
2.  Preparation for and production of batch (Inc. QA):                  $   #
3.  Vial inspection and pulls (incl. QA):                               $   #
4.  Vial labeling (inc. QA)                                             $   #
         Sub-Total for GMP Production Phase                             $   #


                  GMP ALKANIZER BATCH PRODUCTION PHASE

5.  Materials and supplies:                                             $   #
6.  Preparation for and production of batch (Inc. QA):                  $   #
7.  Vial inspection and pulls (inc. QA):                                $   #
8.  Vial labeling (incl. QA)                                            $   #
         Sub-Total for GMP Production Phase                             $   #


                           QC ANALYTICAL ACTIVITIES

1.  Qualification of all QC spec. assays (incl. trapping efficiency):   $   # *
2.  QC testing for release of GMP batches (incl. USP sterility + pyro)  $   #
3.  Stability monitoring of GMP batches (3,6,9,12,18,24 months)         $   #
         timepoint

*Does not include direct costs for sterility and pyrogenicity validation (cost approx. $ * )

# Confidential portions have been omitted and filed separately with the Commission.

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                                   APPENDIX B

                           ADDITIONAL RESPONSIBILITIES

1. Addition activities such as outside identity testing of raw materials, contracted microbiological monitoring and shipping costs will be billed at a rate of direct costs +25% processing and handling fee. Lipids purchased for the liposome batch will be billed at direct cost plus 15% processing and handling fee.

2. Results from QC analyses either for release or stability monitoring purposes will be reviewed by the IDP QA unit. The results will be summarized and presented in comparison to the product specifications. The IDP QC Officer will indicate whether to the best of our understanding whether the results are within acceptance criteria of the specifications. However, Celsion will be responsible for establishing whether the batches should be rejected or released for their intended use.

3. The IDP focuses on production and testing of GMP supplies intended for early stage Phase I and II) clinical trials, as well as preclinical and stability evaluation. The IDP will not be responsible for aspects of product, process or equipment validation that may be required for the use of batches in late stage clinical trials (pivotal Phase II and beyond). The site reference file for the IDP manufacturing and QC facility and procedures will be forwarded upon approval of this agreement to provide details on the procedures in place for GMP compliance at the IDP.

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